Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 27, 2014		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Reports Loss for the Year

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its fourth quarter results for the quarter ended June 30, 2014.

"The Company had extremely disappointing results in the past fiscal year and in the quarter ended June 30, 2014," Michael J. Koss, President and CEO, told employees here today. "We experienced major setbacks in export sales, particularly in Europe. That drop in sales was significant enough for us to suspend operations in Mexico until sales volumes support enough demand for the products being produced there. In addition, with the changes that need to be made to the Striva Wi-Fi headphone technology, we wrote off the capitalized software costs as well as the related tooling and inventory. These three factors resulted in a significant loss in the fiscal year 2014. Conversely, in the fourth quarter last year, the Company recorded the gain from settling the lawsuit with the former auditors."

Sales for the fourth quarter were $6,191,955 compared to $9,905,573 for the same three month period one year ago, a 37.5% decrease. The three month net loss was $2,154,994, compared to net income of $4,607,433 for the fourth quarter last year. Diluted loss per common share for the quarter was $0.29 compared with diluted income per common share of $0.62 for the same three month period one year ago.

Sales for the twelve months ended June 30, 2014 trended down by 33.3% to $23,840,882 compared with $35,764,579 for the same twelve month period a year ago. Twelve month net loss was $5,553,554 compared to $5,427,715 of net income for the same twelve months last year. Diluted loss per common share was $0.75 compared with diluted income per common share of $0.74 for the same twelve month period a year ago.

"Increased competition in our industry has played a role in the setback, but we believe the severe reduction in 2014 export sales was also driven by certain economic challenges, struggling economies, and available credit for retailers and distributors. In addition, one of our largest European distributors reported overstocked inventory levels on a broad range of items on hand, including Koss products," Koss said. "The Company still believes in the viability of the Striva Technology but has temporarily suspended its research and development effort in this area until our base business is restored to more profitable levels. Furthermore, we continue to believe that a manufacturing presence in Mexico has future strategic value and may resume production there if key economic factors improve to justify it."

The Company determined that based on the financial results, the Company would not declare a dividend for the quarter ending September 30, 2014. The Company will determine whether to declare and the amount of any future dividends on a quarter-by-quarter basis. The Company indicated this would be based upon its assessment of its financial condition and liquidity, including factors such as improvement in sales as a whole

Exhibit 99.1

and in particular in the export markets, an increased generation of cash from operations, and the Company’s earnings.

Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2014	2013	2014	2013
Net sales	$6,191,955	$9,905,573	$23,840,882	$35,764,579
Cost of goods sold	5,670,934	5,812,544	17,816,754	22,358,779
Impairment of capitalized software, inventory and related items	1,770,200	—	6,305,947	—
Gross profit (loss)	(1,249,179)	4,093,029	(281,819)	13,405,800
Operating expenses:
Selling, general and administrative expenses	2,368,231	4,216,298	10,468,708	13,350,456
Unauthorized transaction related costs and recoveries, net	81,912	(6,543,977)	(745,795)	(7,587,047)
Total operating expenses	2,450,143	(2,327,679)	9,722,913	5,763,409
Income (loss) from operations	(3,699,322)	6,420,708	(10,004,732)	7,642,391
Other expense:
Interest expense	(148)	95,809	49,589	56,090
Income (loss) before income tax provision (benefit)	(3,699,470)	6,516,517	(9,955,143)	7,698,481
Income tax provision (benefit)	(1,544,476)	1,909,084	(4,401,589)	2,270,766
Net income (loss)	$(2,154,994)	$4,607,433	$(5,553,554)	$5,427,715
Income (loss) per common share:
Basic	$(0.29)	$0.62	$(0.75)	$0.74
Diluted	$(0.29)	$0.62	$(0.75)	$0.74
Dividends declared per common share	$—	$0.06	$0.18	$0.24

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